Exhibit 10.9.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and effective as of the date first written below, by and between AXOGEN CORPORATION, a Florida corporation (“AXOGEN”) and the undersigned employee (“Employee”).

RECITALS:

A. AXOGEN believes it is in AXOGEN’s best interest to employ Employee, and Employee desires to be employed by AXOGEN.

B. AXOGEN and Employee desire to set forth the terms and conditions on which Employee shall be employed by and perform duties on behalf of AXOGEN.

NOW, THEREFORE, in consideration of the promises set forth in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which is acknowledged by this Agreement, the parties to this Agreement, intending to be legally bound, agree as follows:

1. Employment. AXOGEN hereby employs Employee and Employee hereby accepts such employment, all upon the terms and conditions set forth in this Agreement, including those set forth in the attached Schedules and Exhibits.

(a) Terms of Employment. The terms of Employee’s employment are set forth on Schedule 1 of this Agreement, which is attached to this Agreement, and incorporated in this Agreement by reference.

(b) Compensation and Benefits. The compensation and benefits to which Employee shall be entitled pursuant to this Agreement are set forth on Schedule 2 of this Agreement, which is attached to this Agreement, and incorporated in this Agreement by reference.

2. Invention Assignment and Confidentiality Agreement. Contemporaneously with the execution and delivery of this Agreement, Employee shall enter into an Invention Assignment and Confidentiality Agreement in the form of Exhibit “A” to this Agreement (the Invention Assignment”).

3. Non-Competition Agreement. Contemporaneously with the execution and delivery of this Agreement, Employee shall enter into a Non-Competition and Non-Solicitation Agreement in the form of Exhibit “B” to this Agreement (the “Non-Competition Agreement”).

4. Termination.

(a) AXOGEN’s Rights to Terminate. AXOGEN shall have the right to terminate the Employment Period (as defined in Schedule 1 of this Agreement) only for:

(i) Substantial Cause (as defined in Section 4(b) below);

(ii) Employee’s Permanent Disability (as defined in Section 4(c) below); and

(iii) the death of Employee.

(b) Substantial Cause. As used in this Agreement, the term “Substantial Cause” shall mean the commission by Employee of any act of fraud, theft, or embezzlement against AXOGEN.

(c) Permanent Disability. For purposes of this Agreement, the term “Permanent Disability” shall mean a physical or mental incapacity of Employee which renders Employee unable to perform Employee’s duties pursuant to this Agreement and which shall continue for three (3) consecutive months or collectively for three (3) months during any period of six (6) consecutive months.

(d) Notice of Termination.

(i) Substantial Cause. If AXOGEN terminates the Employment Period for Substantial Cause, the termination shall be effective immediately upon delivery of written notice of termination from AXOGEN to Employee.

(ii) Permanent Disability. If AXOGEN terminates the Employment Period by reason of the Permanent Disability of Employee, the termination shall be effective thirty (30) days after the delivery by AXOGEN to Employee of written notice of termination of employment by AXOGEN.

(iii) Death of Employee. In the event of death of Employee, such notice of termination shall not be required, and Employee’s termination of shall be effective as of the date of Employee’s death.

(e) Employee’s Right to Terminate. Employee shall have the right to terminate the Employment Period (i) with thirty (30) days’ written notice to AXOGEN, for any reason, or for no reason, (ii) pursuant to Section 6(b) or (iii) upon ten (10) days written notice to AXOGEN if AXOGEN breaches this Agreement and AXOGEN does not cure such breach within such ten (10) day period.

5. Severance Pay. If (i) AXOGEN terminates the Employment Period for any reason other than Substantial Cause, Permanent Disability or death of Employee or (ii) Employee terminates the Employment Period due to AXOGEN’s breach of this Agreement and failure to cure such breach within ten (10) days following notice of such breach, Employee shall be entitled to severance pay from AXOGEN in an amount equal to the Base Salary due to Employee for the remaining duration of the Employment Period, determined at the rate of Employee’s Base Salary as of the date of termination. In addition, Employee shall be entitled, to all the Benefits and Bonus for the remaining duration of the Employment Period.

6. Change in Control.

(a) Definition. For the purposes of this Agreement, a “Change in Control” shall mean the occurrence of any of the following events:

(i) any “person” (as that term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”))., who holds less than twenty percent (20%) of the combined voting power of the securities of AXOGEN, becomes the “beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of AXOGEN representing fifty percent (50%) or more of the combined voting power of the securities of AXOGEN then outstanding; or

(ii) during any period of twenty-four (24) consecutive months, individuals, who, at the beginning of such period constitute all members of the Board of Directors of AXOGEN (the “Board”) and cease, for any reason, to constitute at least a majority of the Board, unless the election of each director who was not a director at the beginning of the period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; or

(iii) AXOGEN consolidates or merges with another company and AXOGEN is not the continuing or surviving corporation; or

(iv) shares of AXOGEN’s common stock are converted into cash, securities, or other property, other than by a merger of AXOGEN, pursuant to Section 6(a)(iii), in which the holders of the AXOGEN’s common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation as immediately after the merger; or

(v) AXOGEN sells, leases, exchanges, or otherwise transfers all or substantially all of its assets (in one transaction or in a series of related transactions); or

(vi) the holders of AXOGEN’s stock approve a plan or proposal for the liquidation or dissolution of AXOGEN.

(b) Employee’s Right To Terminate. Employee shall have the right to terminate the Employment Period at any time following a Change in Control. If Employee terminates the Employment Period within six (6) months of such a Change in Control, he shall be entitled to the severance payments provided for in Section 5.

(c) Payment of Liquidated Damages. Any payments due to Employee pursuant to this Section 6 shall be paid by AXOGEN or its successor on the fifth (5th) day following the effective date of Employee’s termination of the Employment Period.

7. Surrender of Records. Upon the termination of the Employment Period pursuant to this Agreement, Employee agrees to return to AXOGEN, in good condition, any records or documents related to AXOGEN in Employee’s control or possession.

8. Miscellaneous Provisions.

A. Amendments to this Agreement only in Writing. The provisions of this Agreement may not be amended, supplemented, waived or changed orally, but only by a writing signed by the party as to whom enforcement of any such amendment, supplement, waiver or modification is sought, and making specific reference to this Agreement.

B. Assignments. Employee shall not assign Employee’s rights and/or obligations pursuant to this Agreement. AXOGEN may assign its rights and/or obligations pursuant to this Agreement at any time without prior notice to Employee.

C. Binding Effect. All of the terms and provisions of this Agreement, whether so expressed or not, shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective administrators, executors, legal representatives, heirs, successors and permitted assigns.

D. The Provisions of this Agreement are Severable. If any part of this Agreement or any other Agreement entered into pursuant to this Agreement is contrary to, prohibited by, or deemed invalid under any applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder of this Agreement shall not be so invalidated, and shall be given full force and effect so far as possible.

E. Survival. Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 4 through 8 (inclusive) shall survive and remain in effect beyond the execution and delivery of this Agreement in accordance with their respective terms of duration.

F. Waivers. The failure or delay of AXOGEN at any time to require performance by Employee of any provision of this Agreement, even if known, shall not affect the right of AXOGEN to require performance of that provision or to exercise any right, power or remedy pursuant to this Agreement, and any waiver by Company of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right, power or remedy pursuant to this Agreement.

G. Notices. All notices, requests, consents and other communications required or permitted under this Agreement shall be in writing (including telex, telegraphic communication, and electronic communication) and shall be (as elected by the person giving such notice) hand delivered by messenger or courier service, electronically transmitted, telecommunicated, or mailed (airmail if international) by registered or certified mail (postage prepaid), return receipt requested, addressed to:

If to Employee:

John P. Engels

If to the Company:	With a Copy to:

AXOGEN CORPORATION	Gunster, Yoakley & Stewart, P.A.
6565 NW 81st Blvd.	777 South Flagler Drive, Suite 500 E
Gainesville, FL 32653-2974	West Palm Beach, Florida 33401
Attn: Board of Directors	Fax: (561) 655-5677
Attn: David G. Bates, Esq.,

or to such other address as any party may designate by notice complying with the terms of this Section. Each such notice shall be deemed delivered (a) on the date delivered if by personal delivery, (b) on the date telecommunicated if by telegraph, (c) on the date of transmission with confirmed answer back if by telex or electronically transmitted, and (d) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed.

H. Governing Law. This Agreement and all transactions contemplated by this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Florida, without regard to principles of conflicts of laws.

I. Jurisdiction and Venue Shall be in Alachua County. The parties acknowledge that a substantial portion of negotiations anticipated performance and execution of this Agreement occurred or shall occur in Alachua County, Florida, and each of the parties irrevocably and unconditionally (a) agrees that any suit, action or Legal proceeding arising out of or relating to this Agreement shall be brought in the courts of record of the State of Florida in Alachua County or the United States District Court, Northern District of Florida, Gainesville Division; (b) consents to the jurisdiction of each such court in any such suit, action or proceeding; (c) waives any objection which it may have to the laying of venue of any such suit, action or proceeding in any of such courts; and (d) agrees that service of any court paper may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws or court rules in said state.

J. Remedies Available to Either Party Cumulative. No remedy conferred upon any party pursuant to this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given pursuant to this Agreement or now or hereafter existing at law or in equity or by statute or otherwise. No single or partial exercise by any party of any right, power or remedy pursuant to this Agreement shall preclude any other or further exercise of such right, power or remedy.

K. This Agreement Represents the Entire Agreement Between Employee and AXOGEN Relating to this Subject Matter. This Agreement represents the entire understanding and agreement between the parties with respect to the subject matter contained in this Agreement and supersedes all other negotiations, understandings and representations (if any) made by and between the parties.

EMPLOYEE AND AXOGEN have executed this Agreement as of the 6 day of May, 2003.

AXOGEN CORPORATION

/s/ Jamie M. Grooms
Name:	Jamie M. Grooms
Title:	President and CEO

EMPLOYEE:

/s/ John P. Engels
John P. Engels

Employee’s Initials /s/ JPE

SCHEDULE AND EXHIBIT LIST

Schedule 1	-	Terms of Employment
Schedule 2	-	Compensation and Benefits
Exhibit A	-	Invention Assignment and Confidentiality Agreement
Exhibit B	-	Non-Solicitation and Non-Compete Agreement

SCHEDULE 1

TERMS OF EMPLOYMENT

The terms of Employee’s employment by AXOGEN CORPORATION (“AXOGEN”) are as follows:

1. Employee’s Title: AXOGEN hereby employs Employee as its Director of Operations.

2. Term of Employment. Unless sooner terminated pursuant to the provisions of the Executive Employment Agreement (the “Agreement”), the term of Employee’s employment under the Agreement shall be for two (2) year(s) from the date of the Agreement (the “Employment Period”). The Agreement shall automatically renew for successive one (1) year periods unless either AXOGEN or Employee elect not to renew the Agreement with ninety (90) days written notice prior to the end of the then current Employment Period.

3. Employee’s Duties: During the Employment Period:

(a) Description. Employee shall perform all duties in connection with Employee’s position as President and Chief Executive Officer, or as otherwise designated by the Board of Directors of AXOGEN (the “Board”), including, without limitation, business development, marketing functions, and general overall management of AXOGEN, and other such duties that as from time to time may be delegated or assigned to Employee by the Board.

(b) Report to Board. Employee shall report directly to the Board with regard to the performance of all Employees’ duties.

(c) Compliance With Employee Policies. Employee shall comply with all AXOGEN policies for employees as such policies may exist from time to time.

(d) No Other Business Activities.

(i) Employee shall devote Employee’s entire professional time, energy and skill to the performance of Employee’s duties pursuant to the Agreement, the service of AXOGEN, and promotion of AXOGEN’s interests. The parties agree that Employee may not during the Employment Period, except as permitted in writing by AXOGEN, be engaged in any other business activity, whether or not such activity is pursued for gain, profit, or other pecuniary advantage including, without limitation, management or management consulting activities.

(ii) Notwithstanding the preceding subsection, Employee may invest Employee’s personal assets in businesses or real estate where the form or manner of such investment will not require services on the part of Employee that conflict with the duties of Employee, and in which Employee’s participation is solely that of a passive investor.

(iii) All commissions, fees or other income earned and received by Employee, if any, in furtherance of the business of AXOGEN, or its affiliates, or from any other business or financial opportunity or endeavor in which Employee is an active participant and not a passive investor pursuant to Section 3(d)(ii) above, shall be accepted by Employee for the account of

AXOGEN, and shall be remitted to AXOGEN within three (3) days of Employee’s receipt of the same.

(e) Compliance With Board Rules. Employee agrees to abide by all rules and regulations established from time to time by the Board.

SCHEDULE 2

COMPENSATION AND BENEFITS

Subject to the terms and conditions of the Executive Employment Agreement (the “Agreement”), throughout the Employment Period (as defined in Schedule 1 of the Agreement), Employee shall be entitled to receive from AXOGEN CORPORATION (“AXOGEN”) the following compensation and benefits:

1. Base Salary.

(a) Amount. Employee shall be entitled to receive salary during the Employment Period at the rate of One Hundred Twenty Thousand Dollars ($120,000.00) per year, (the “Base Salary ‘1) effective upon execution and delivery of the Agreement.

(b) Payment. Employee and AXOGEN shall mutually agree, from time to time, whether the payment of Employee’s Base Salary shall be made in all, or a combination of, cash, stock options, stock grants or in any other manner as may be agreed upon. if at any time, Employee and AXOGEN cannot mutually agree. then Employee’s Base Salary shall be paid solely in cash. Until either AXOGEN or Employee notifies the other party of its desire to change the payment method of Employee’s Base Salary, the Base Salary shall be payable as follows:

Year 1 of the Employment Period	33.37% Cash and 66.36% Non-Qualified Stock Options

Year 2 of the Employment Period	66.37% Cash and 33.33% Non-Qualified Stock Options

Thereafter	100% Cash

Except as otherwise agreed to by Employee and AXOGEN, the Base Salary shall be payable accordance with the current normal payroll policies of AXOGEN, which policies may be changed by AXOGEN from time to time in its sole discretion. The Base Salary shall be subject to all appropriate withholding taxes.

(c) Review of Base Salary. The Base Salary shall be reviewed by the Board of Directors of AXOGEN (the “Board”) not less than annually, and the Board may increase, but not decrease, the Base Salary in its sole discretion.

(d) Additional Compensation. In addition to the Base Salary paid to Employee during the Employment Period, Employee shall be entitled to receive the Benefits and the Bonus (as those terms are defined below) during the Employment Period.

2. Business Expenses and Reimbursements. Employee shall be entitled to reimbursement by AXOGEN in accordance with AXOGEN’s normal reimbursement practices for ordinary and necessary business expenses incurred by Employee in the performance of Employee’s duties for AXOGEN.

3. Car Allowance. During the Employment Period, Employee shall be reimbursed for all automobile expenses, with such automobile expenses limited to No 00/100 Dollars ($0.00) per month in accordance with AXOGEN-s normal automobile allowance payment practices, as in existence from time to time, and the Employee shall supply AXOGEN with accurate invoices of all expenses submitted for reimbursement pursuant to this Section.

4. Benefits. Employee shall be entitled to receive benefits during the entire Employment Period, provided at any time by AXOGEN to any of its senior executive employees (the “Benefits”).

5. Vacation. Employee shall be entitled to paid vacation in accordance with the vacation policy of AXOGEN in effect for senior executive employees from time to time, in no event to be less than three (3) weeks per calendar year.

6. Bonus.

(a) Calculation. During the Employment Period, Employee shall be paid, within thirty (30) days after delivery to the Board of AXOGEN’s annual financial statements for its fiscal year end, a bonus in cash equal to No/100 Dollars ($0.00) (the “Bonus”),

(b) Payment. The Bonus shall be paid in accordance with, and subject to, the normal payroll policies of AXOGEN with respect to similar forms of compensation, including, without limitation, being subject to all appropriate withholding taxes.

7. Compensation Review. The Board shall, from time to time, but no less frequently than annually, review Employee’s Base Salary, the Benefits and the Bonus (collectively, the “Compensation Package”), and may, in its sole discretion, increase, but not decrease, any portion of the Compensation Package. Any such increase in the Compensation Package shall be valid only if in writing, executed by a duly authorized officer of AXOGEN, and such writing shall constitute an amendment to this Agreement solely as to the Compensation Package, without waiver or modification of any other terms, conditions or provisions of this Agreement.

8. No Other Compensation. Employee agrees that the compensation and benefits set forth in this Schedule 2 are the sole and exclusive compensation and benefits to which Employee is entitled pursuant to this Agreement, and that Employee shall have no rights to receive any other compensation or benefits of any nature from AXOGEN; except for, if applicable, payments for service as a director equal to those payments, if any, paid by AXOGEN to its other members of the Board, which AXOGEN shall be obligated to pay to Employee in addition to the compensation and benefits set forth in this Schedule 2.

EXHIBIT A OF EMPLOYMENT AGREEMENT

INVENTION ASSIGNMENT AND CONFIDENTIALITY AGREEMENT

THIS INVENTION ASSIGNMENT AND CONFIDENTIALITY AGREEMENT (this “Agreement”) is entered into as of the date first written below, by and between AXOGEN CORPORATION (“AXOGEN”) and the undersigned AXOGEN employee, (“Employee”) for and in consideration of Employee’s continued employment by AXOGEN and the compensation that Employee shall receive during Employee’s employment, the parties agree as follows:

1. Employee’s Covenants, Representations and Warranties. Both during and after the termination of Employee’s employment by AXOGEN for any reason or for no reason:

A. Non-Disclosure. Employee shall not disclose to anyone outside AXOGEN any Confidential Information.

(i) “Confidential Information” shall mean information which has not been made publicly available by AXOGEN or the third party owner of such information, and which was developed by AXOGEN, any of AXOGEN’s employees or independent contractors, or was developed for AXOGEN, including but not limited to Developments (as defined below in Section 3), technical data, specifications, designs, programs, software, hardware, concepts, discoveries, copyrights, improvements, product plans, research and development, personal information, personnel information, contents of manuals, financial information, customer lists, leads, marketing programs, testing programs, and/or other written materials;

(ii) all documents marked as confidential and/or containing such information; and/or

(iii) all information AXOGEN has acquired or received from a third party in confidence.

B. Use of Confidential Information. Employee shall use Confidential Information only for AXOGEN’s business purposes.

C. Confidential Information and Materials Furnished by AXOGEN. Employee agrees that the Confidential Information and any other materials furnished by AXOGEN to Employee, (i) are proprietary to AXOGEN and contain specialized and unique information not obtainable from ordinary sources, (ii) have been created by AXOGEN at considerable time and expense, and (iii) shall remain the exclusive and sole property of AXOGEN.

D. Use of Third Party Information. Employee shall not disclose to AXOGEN, use in AXOGEN’s business, or cause AXOGEN to use any information or material which is confidential to any third party unless AXOGEN has a written agreement with the third party allowing AXOGEN to receive and use the confidential information or materials.

E. Use of Copyrights. Employee will not incorporate into Employee’s work any material which is subject to the copyrights of any third party unless AXOGEN has the right to copy and incorporate such copyrighted material.

F. Trade Secrets. Employee acknowledges AXOGEN’s legitimate business interest in protecting its trade secrets and customer lists and in preventing direct solicitation of its customers, and agrees that any unauthorized use of trade secrets shall be presumed to be an irreparable injury which may be specifically enjoined.

2. Return of Confidential Information and Materials. Employee shall, immediately upon AXOGEN’s request or the termination of Employee’s employment, for any reason, or for no reason, return to AXOGEN all Confidential Information and other materials furnished to Employee, and any and all third party property, or copies of the same, and all documentation, notebooks and notes, reports and any other materials on electronic or printed media containing or derived from the Confidential Information and other materials furnished to Employee by AXOGEN.

3. Assignment of Rights. Employee hereby grants, transfers and assigns and agrees to grant, transfer and assign to AXOGEN all of Employee’s rights, title and interest, if any, in any and all Developments, including rights to translation and reproductions in all forms or formats and the copyrights, patent rights and moral rights to the same, if any, and agrees that AXOGEN may further perfect AXOGEN’s United States and foreign rights in and to any and all Developments under letters patent and copyright. “Developments” shall mean any idea, invention, process, design, concept, or useful article (whether the design is ornamental or otherwise), computer program, trademark, trade secret, documentation, literary work, audiovisual work and any other work of authorship, hereafter expressed, made or conceived solely or jointly by Employee during Employee’s employment, whether or not subject to patent, copyright or other forms of protection that is:

A. related to the actual or anticipated business, research or development of AXOGEN; and/or

B. suggested by or resulting from any task assigned to Employee or work performed by Employee for or on behalf of AXOGEN.

4. Copyrights. Employee acknowledges that the copyrights in Developments created by Employee in the scope of Employee’s employment belong to AXOGEN by operation of law, or may belong to a party engaged by AXOGEN by operation of law pursuant to a works for hire contract between AXOGEN and such contracted third party. To the extent the copyrights in such works may not be owned by AXOGEN or such contracted party by operation of law, Employee hereby assigns and agrees to assign to AXOGEN or such contracted party, as the case may be, all copyrights (if any) Employee may have in Developments.

5. Assistance in Obtaining Copyrights and Patents. At all times after the date of this Agreement, Employee agrees to assist AXOGEN in obtaining patents or copyrights on any Developments assigned to AXOGEN that AXOGEN, in its sole discretion, seeks to patent or copyright. Employee also agrees to sign all documents, and do all things necessary to obtain such patents or copyrights, to further assign them to AXOGEN, and to reasonably protect them and AXOGEN against infringement by other parties at AXOGEN expense with AXOGEN prior approval.

6. Appointment of Attorney-In-Fact. Employee irrevocably appoints any AXOGEN selected designee to act at all times hereafter, as Employee’s agent and attorney-in-fact to perform all acts necessary to obtain patents and/or copyrights as required by this Agreement if Employee (A) refuses to perform those acts or (B) is unavailable, within the meaning of the United States Patent and Copyright laws. It is expressly intended by Employee that the foregoing power of attorney is coupled with an interest.

7. Record Keeping. Employee shall keep complete, accurate, and authentic information and records of all Developments in the manner and form reasonably requested by AXOGEN. Such information and records, and all copies of the same, shall be the property of AXOGEN as to any Developments assigned AXOGEN. Employee agrees to promptly surrender such information and records at the request of AXOGEN as to any Developments.

8. Developments. In connection with any of the Developments assigned by this Agreement Employee hereby agrees:

A. to disclose them promptly to AXOGEN;

B. at AXOGEN’s request, to execute separate written assignments to AXOGEN;

C. to provide AXOGEN with notice of any inadvertent disclosure of Confidential Information related to any Development; and

D. to do all things reasonably necessary to enable AXOGEN to secure patents, register copyrights or obtain any other form of protection for Developments in the United States and in other countries. If Employee fails or is unable to do so, Employee hereby authorizes AXOGEN to act under power of attorney for Employee to do all things to secure such rights.

9. No Designation as Author. AXOGEN, its subsidiaries, licensees, successors or assigns, (direct or indirect) are not required to designate Employee as author of any Development when such Development is distributed publicly or otherwise. Employee waives and releases, to the extent permitted by law, all Employee’s rights to such designation and any rights concerning future modifications of such Developments.

10. Assignability. Rights, assignments, and representations made or granted by Employee in this Agreement are assignable by AXOGEN without notice, and are for the benefit of AXOGEN’s successors, assigns, and parties contracting with AXOGEN.

11. Trade Secrets. Employee acknowledges that Employee is aware that a theft of trade secrets of an employer by an employee in Florida, such as is prohibited by this Agreement, constitutes a criminal violation of Florida Statute 812.081, punishable as a third degree felony under Florida Statute 775.082, conviction for which carries a term of imprisonment not exceeding five (5) years. Employee acknowledges AXOGEN will seek vigorous prosecution under Florida Statute 812.081 for any violation thereof arising out of a breach by Employee of any of the material terms of this Agreement.

12. Advice of Counsel. Employee acknowledges and agrees that Employee has read and understands the terms set forth in this Agreement and has been given a reasonable opportunity to consult with an attorney prior to execution of this Agreement and has either done so, or knowingly declined to do so.

13. Miscellaneous Provisions.

A. Amendments. The provisions of this Agreement may not be amended, supplemented, waived or changed orally, but only by a writing signed by the party as to whom enforcement of any such amendment, supplement, waiver or modification is sought and making specific reference to this Agreement.

B. Further Assurances. The parties hereby agree from time to time to execute and deliver such further and other transfers, assignments and documents and do all matters and things which may be convenient or necessary to more effectively and completely carry out the intentions of this Agreement.

C. Binding Effect. All of the terms and provisions of this Agreement, whether so expressed or not, shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective administrators, executors, legal representatives, heirs, successors and permitted assigns.

D. Headings. The headings contained in this Agreement are for convenience of reference only, are not to be considered a part of this Agreement and shall not limit or otherwise affect in any way the meaning or interpretation of this Agreement.

E. Severability. If any provision of this Agreement or any other Agreement entered into pursuant to this Agreement is contrary to, prohibited by or deemed invalid under any applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder of this Agreement shall not be invalidated and shall be given full force and effect so far as possible. If any provision of this Agreement may be construed in two or more ways, one of which would render the provision invalid or otherwise voidable or unenforceable, and another of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable.

F. Survival. All covenants, agreements, representations and warranties made in this Agreement or otherwise made in writing by any party pursuant to this Agreement shall survive the execution and delivery of this Agreement and the termination of employment of Employee.

G. Waivers. The failure or delay of any party at any time to require performance by another party of any provision of this Agreement, even if known, shall not affect the right of such party to require performance of that provision or to exercise any right, power or remedy pursuant to this Agreement. Any waiver by any party of any breach of any provision of this Agreement should not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right, power or remedy under this Agreement.

H. Specific Performance. Employee acknowledges that AXOGEN will be irreparably damaged (and damages at law would be an inadequate remedy) if this Agreement is not specifically enforced. Therefore, in the event of a breach or threatened breach by Employee of any provision of this Agreement, then AXOGEN shall be entitled, in addition to all other rights or remedies, to injunctions restraining such breach or threatened breach, without being required to show any actual damage or to post any bond or other security.

I. Jurisdiction and Venue. The parties acknowledge that a substantial portion of negotiations and anticipated performance and execution of this Agreement occurred or shall occur in Alachua County, Florida, and each of the parties irrevocably and unconditionally (i) agrees that any suit, action or legal proceeding arising out of or relating to this Agreement shall be brought in the courts of record of the State of Florida in Alachua County or the United States District Court, Northern District of Florida, Gainesville Division; (ii) consents to the jurisdiction of each such court in any suit, action or proceeding; (iii) waives any objection which it may have to the laying of venue of any such suit, action or proceeding in any of such courts; and (iv) agrees that service of any court paper may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws or court rules in said state.

J. Remedies Cumulative. Except as otherwise expressly provided in this Agreement, no remedy conferred upon any party pursuant to this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given pursuant to this Agreement or now or hereafter existing at law or in equity or by statute or otherwise. No single or partial exercise by any party of any right, power or remedy pursuant to this Agreement shall preclude any other or further exercise thereof.

K. Governing Law. This Agreement and all transactions contemplated by this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Florida, without regard to principles of conflicts of laws.

L. Preparation of Agreement. This Agreement shall not be construed more strongly against any party regardless of who is responsible for its preparation. The parties acknowledge each contributed to its negotiations and is equally responsible for its preparation.

M. Entire Agreement. This Agreement represents the entire understanding and agreement among the parties with respect to the subject matter contained in this Agreement, and supersedes all other negotiations, understandings and representations (if any) made by and among the parties.

THE PARTIES TO THIS AGREEMENT have executed this Agreement as of the 6 day of May, 2003.

AXOGEN CORPORATION

/s/ Jamie M. Grooms
Name:	Jamie M. Grooms
Title:	President and CEO

EMPLOYEE:

/s/ John P. Engels
John P. Engels

Employee’s Initials JPE

EXHIBIT B TO EMPLOYMENT AGREEMENT

NON-SOLICITATION AND NON-COMPETE AGREEMENT

THIS NON-SOLICITATION AND NON-COMPETE AGREEMENT (this “Agreement”) is entered into as of the date written below by and between AXOGEN CORPORATION (“AXOGEN”) and the undersigned AXOGEN employee (“Employee”).

RECITALS:

A. Employee is accepting employment with AXOGEN.

B. The parties desire to reflect their agreement as to Employee’s promises regarding Employee’s solicitation and competition which have induced AXOGEN to employ Employee.

NOW, THEREFORE, in consideration of Employee’s employment with AXOGEN and the covenants set forth in this Agreement and other good and valuable consideration, the parties, intending to be legally bound by this Agreement, agree as follows:

1. Non-solicitation. Employee shall not, at any time while employed by AXOGEN and for two (2) years after the termination of Employee’s employment with AXOGEN for any reason whatsoever, or for no reason, directly or indirectly (by assisting or suggesting to another, or otherwise) solicit, otherwise attempt to induce or accept the initiative of another in such regard, alone or by combining or conspiring with any employees, officers, directors, agents, consultants, representatives, contractors, suppliers, distributors, customers or other business contacts (collectively, “Business Affiliates”) of AXOGEN to terminate or modify its position as an employee, officer, director, agent, consultant, representative, contractor, supplier, distributor, customer or business contact with AXOGEN or to compete against AXOGEN.

2. Non-competition. Employee shall not, at any time while employed by AXOGEN and for two (2) years after such termination of Employee’s employment for any reason whatsoever, or for no reason (the “No-Compete Period”), directly or indirectly, as owner, officer, director, employee, agent, lender, broker, investor, consultant or representative of any corporation or as owner of any interest in, or as an employee, agent, consultant, partner, independent contractor, affiliate or in any other capacity whatsoever, or representative of any other form of business association, sole proprietorship or partnership, conduct or assist in any way any business in competition with AXOGEN.

3. Non-Interference. In addition to, and not in limitation of, the other provisions of this Agreement, or of any other agreement between Employee and AXOGEN, Employee shall not at any time, in any manner, interfere with, disturb, disrupt, decrease or otherwise jeopardize the business of AXOGEN, or give to any person the benefit or advantage of AXOGEN’s methods of operation, advertising, publicity, training, business customers or accounts, or any other information relating or useful to AXOGEN’s business.

4. Severability. The covenants of Employee shall be deemed severable from this Agreement, and the invalidity of any covenant shall not affect the validity or enforceability of any other covenant or portion of this Agreement.

5. No Defense to Enforcement. The existence of any claim or cause of action by Employee against AXOGEN predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by AXOGEN of this Agreement.

6. Partial Waiver of Performance. AXOGEN’s failure to object to any violation or breach of this Agreement shall not be deemed a waiver by AXOGEN, of any of its rights or remedies. AXOGEN may, in its sole discretion, specifically waive any part or all of those covenants to the extent that such waiver is set forth in writing duly authorized by AXOGEN.

7. Reasonability of Restrictions. Employee acknowledges and confirms that the length of the term and geographical restrictions contained in this Agreement are fair and reasonable and not the result of overreaching, duress or coercion of any kind. Employee acknowledges and confirms that Employee’s special knowledge of the business of AXOGEN is such as would cause AXOGEN serious injury and loss if Employee were to use such ability and knowledge to the benefit of a competitor or were to compete with AXOGEN,

8. Faithful Observance. Employee acknowledges and confirms that Employee’s full, uninhibited and faithful observance of each of the covenants contained in this Agreement will not cause Employee any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained in this Agreement will not impair Employee’s ability to obtain employment commensurate with Employee’s abilities and on terms fully acceptable to Employee or otherwise to obtain income required for the comfortable support of Employee and Employee’s family and the satisfaction of the needs of Employee’s creditors.

9. Enforceability. In the event that any court shall finally hold that the time or territory or any other provision stated in this Agreement constitutes an unreasonable restriction upon Employee, Employee hereby expressly agrees that the provisions of this Agreement shall not be rendered void, but shaft apply as to time and territory or to such other extent as such court may judicially determine or indicate constitutes a reasonable restriction under the circumstances involved.

10. Equitable Remedies. Employee hereby agrees that in the event of the violation or breach by Employee of any of the provisions of this Agreement, AXOGEN will be entitled, in its sole discretion, to institute and prosecute proceedings at law or in equity to obtain damages with respect to such violation, or breach, or to enforce the specific performance of this Agreement by Employee or to enjoin Employee from engaging in any activity in violation or breach of this Agreement, without any requirement on the part of AXOGEN to post any bond.

11. No-Compete Period Extended. In the event AXOGEN should bring any legal action or other proceeding for the enforcement of this Agreement, the time for calculating the No-Compete Period or terms of any other restriction of this Agreement shall not include the period of time commencing with the filing of legal action or other proceeding to enforce the terms of this Agreement through the date of final judgment or final resolution, including all appears, if any, of such legal action or other proceeding.

12. Miscellaneous Provisions.

A. Amendment. The provisions of this Agreement may not be amended, supplemented, waived or changed orally, but only by a writing signed by the party as to whom enforcement of any such amendment, supplement, waiver or modification is sought and making specific reference to this Agreement

B. Binding Effect. All of the terms and provisions of this Agreement, whether so expressed or not, shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective administrators, executors, legal representatives, heirs, successors and permitted assigns.

C. Headings. The headings contained in this Agreement are for convenience of reference only, are not to be considered a part of this Agreement, and shall not limit or otherwise affect in any way the meaning or interpretation of this Agreement.

D. Waiver. The failure or delay of any party at any time to require performance by another party of any provision of this Agreement, even if known, shall not affect the right of such party to require performance of that provision or to exercise any right, power or remedy hereunder. Any waiver by any party of any breach of any provision of this Agreement should not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right, power or remedy under this Agreement. No notice to or demand on any party in any case shall, of itself, entitle such party to any other or further notice or demand in similar or other circumstances.

E. Governing Law. This Agreement and all transactions contemplated by this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Florida, without regard to principles of conflicts of laws.

F. Jurisdiction and Venue. The parties acknowledge that a substantial portion of negotiation, anticipated performance and execution of this Agreement occurred or shall occur in Alachua County. Florida, and each of the parties irrevocably and unconditionally (a) agrees that any suit, action or legal proceeding arising out of or relating to this Agreement shall be brought in the courts of record of the State of Florida in Alachua County or the United States District Court, Northern District of Florida, Gainesville Division; (b) consents to the jurisdiction of each such court in any suit, action or proceeding; (c) waives any objection which it may have to the laying of venue of any such suit, action or proceeding in any of such courts; and (d) agrees that service of any court paper may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws or court rules in said state.

G. Remedies Cumulative. Except as otherwise expressly provided in this Agreement, no remedy conferred upon any party pursuant to this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given pursuant to this Agreement or now or hereafter existing at law or in equity or by statute or otherwise. No single or partial exercise by any party of any right, power or remedy pursuant to this Agreement shall preclude any other or further exercise of the same.

H. Construction. This Agreement shall not be construed more strongly against any party regardless of who is responsible for its preparation. The parties acknowledge each contributed to its negotiation and are equally responsible for its preparation.

I. Entire Agreement. This Agreement represents the entire understanding and agreement of the parties with respect to the subject matter contained in this Agreement, and supersedes all other negotiations. understandings and representations (if any) made by and among the parties.

THE PARTIES TO THIS AGREEMENT have executed this Agreement as of the 6 day of May, 2003.

AXOGEN CORPORATION

/s/ Jamie M. Grooms
Name:	Jamie M. Grooms
Title:	President and CEO

EMPLOYEE:

/s/ John P. Engels
John P. Engels

Employee’s Initials JPE